FIRST AMENDMENT TO SECOND
AMENDED AND RESTATED LEASE AGREEMENT
     This First Amendment to Second Amended and Restated Lease Agreement (this “Amendment”) is made as of the 1st day of March, 2008, between MHC TT Leasing Company, Inc., a Delaware corporation (“Landlord”), and Thousand Trails Operations Holding Company, L.P., a Delaware limited partnership (“Tenant”).
RECITALS
     A. Landlord and Tenant entered into that certain Second Amended and Restated Lease Agreement dated as of January 1, 2008 (such Lease Agreement as heretofore amended, including all of the Exhibits thereto, being herein called the “Lease”), whereby Landlord leased to Tenant the Premises described in the Lease.
     B. An affiliate of Landlord has acquired the Grandy Creek Preserve, and Landlord and Tenant desire to amend Exhibit A-1(a) to the Lease to add the Grandy Creek Preserve as part of the Premises.
     C. MHC Tropic Winds, L.L.C., a Delaware limited liability company (“MHC Tropic Winds”), has leased to Landlord certain recreational vehicle sites at Tropic Winds, located at 1501 North Loop Road, Harlingen, Texas, as set forth on Exhibit C attached hereto (the “Tropic Winds Sites”), pursuant to that certain Lease Agreement dated as of February ___, 2008, by and between MHC Tropic Winds and Landlord.
     D. Landlord and Tenant desire to amend the definition of “Premises” in the Lease to add the Tropic Winds Sites on the terms set forth below.
     E. Landlord and Tenant desire to Section 38(f) of the Lease as set forth below.
     NOW, THEREFORE, Landlord and Tenant agree as follows:
     1. Amendment of Exhibit A-1(a). Exhibit A-1(a) to the Lease is hereby amended by adding the property described on Exhibit A attached hereto (the “Grandy Creek Preserve”) as part of the Premises.
     2. Tropic Winds Sites. The definition of “Premises” as set forth in the Lease is hereby amended to add the Tropic Winds Sites located at Tropic Winds, 1501 North Loop Road, Harlingen, Texas 78550 and depicted on Exhibit B attached to this Lease, on the terms set forth below.
     2.1 Each business day, Tenant agrees to notify Landlord, in writing, of the names of the individuals occupying Tropic Winds Sites, together with any other information as may be reasonably requested by Landlord.

     2.2 Tenant shall make the Tropic Winds Sites available for its participants to use for short-term, limited stays only, and shall not place, construct or install any structures or other improvements on the Tropic Winds Sites.
     2.3 Notwithstanding anything to the contrary in the Lease, either Landlord or Tenant may elect to terminate the Lease solely with respect to the Tropic Winds Sites on December 31, 2008, and on December 31 of each year thereafter by providing written notice of such election to the other party not less than thirty (30) days before the effective date of such termination.
     2.4 Solely with respect to the Tropic Winds Sites, Tenant shall pay to Landlord the sum of Three Dollars ($3.00) per day per Tropic Winds Site occupied as Additional Rent. Said payments shall be made on a monthly basis, upon submission of invoices by Landlord to Tenant.
     3. Amendment of Section 38(f). Section 38(f) of the Lease is hereby amended in its entirety to read as follows:
Tenant shall not nor shall Tenant permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except (i) for distributions in cash from Tenant’s operating account to Tenant’s equity holders in an aggregate amount each calendar year equal to (x)(1) the amount of taxable income of Tenant allocated to its equity holders for such calendar year multiplied by (2) the combined maximum federal and state income tax rate to be applied to such taxable income (calculated by using the highest maximum combined marginal federal and state income tax rates for an individual resident of the relevant state of residence of Tenant’s principal indirect individual equity holder in the states where Tenant has taxable income and taking into account the deductibility of state income tax for federal income tax purposes) and (y) an additional aggregate amount of $200,000 in any twelve month period; (ii) a distribution or loan to PA, at the sole discretion of PA, as of the date hereof in an amount equal to $4,000,000; and (iii) a distribution or loan to PA, at the sole discretion of PA, on the third (3rd) anniversary of the Date of Restatement in an amount equal to $2,000,000, but only to the extent that such amount does not exceed the Available Cash, provided that Landlord hereby permits Tenant to set apart an amount equal to $55,555 per month for the thirty six (36) months ending 12/31/2010 into a separate account which funds shall be usable for the purpose of making such $2,000,000 distribution to PA (each distribution contained in clauses (i), (ii) and (iii) being a “Permitted Distribution”). Landlord and Tenant acknowledge and agree that the Permitted Distributions are not intended to be compensation to the owners of Tenant’s parent. Conditions precedent to a Permitted Distribution are (i) no Event of Default is existing at the time of the Permitted Distribution and (ii) prior approval of the Permitted Distribution by the Board of Directors (or other governing bodies) of PA and Tenant has been obtained.

     4. Integration of Lease and Controlling Language. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment, in all instances, shall control and prevail.
     5. Ratification. Except as specifically amended and modified hereby, the Lease shall be and shall remain unchanged and in full force and effect in accordance with its terms, and, as the Lease is amended and modified hereby, the Lease is hereby ratified, adopted and confirmed.
     6. Severability. If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.
     7. Entire Agreement. This Amendment and the Lease contain the entire integrated agreement between the parties respecting the subject matter of this Amendment and the Lease, and supersede all prior and contemporaneous understandings and agreements, other than the Lease, between the parties respecting the subject matter of this Amendment and the Lease.
     8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute a fully executed instrument.
(Signatures on Next Page)

     IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to the Lease as of the date and year first above written.

LANDLORD: MHC TT Leasing Company, Inc., a Delaware corporation
By:	/s/ Marguerite Nader
Name:	Marguerite Nader
Title:	Senior Vice President

TENANT: Thousand Trails Operations Holding Company, L.P., a Delaware limited partnership By KTTI GP, LLC, its general partner
By:	/s/ Walter B. Jaccard
Name:	Walter B. Jaccard
Title:	Vice President

Exhibit A
Legal Description of Grandy Creek Preserve

Exhibit B
Description of Tropic Winds Sites